EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

     CATO REPORTS 1Q EPS UP 7% Provides 2Q and Updates 2015 Full Year Guidance

Charlotte, NC (May 21, 2015) – The Cato Corporation (NYSE: CATO) today reported net income of $31.1 million or $1.11 per diluted share for the first quarter ended May 2, 2015, compared to net income of $30.0 million or $1.04 per diluted share for the first quarter ended May 3, 2014. Net income increased 4% and earnings per diluted share increased 7% for the quarter. Earnings per share benefited $.03 in the first quarter due to share repurchases in the first quarter of 2014. Sales for the first quarter were $281.6 million, or flat from sales of $282.5 million for the first quarter ended May 3, 2014. The Company’s same-store sales decreased 3% in the quarter.

“Although sales for the first quarter were below expectations, our earnings per diluted share increased over last year primarily due to lower incentive compensation expenses and a favorable tax adjustment,” stated John Cato, Chairman, President, and Chief Executive Officer. “Our expectations for the second quarter remain unchanged from what was included in the original guidance for the full year and reflect same store sales in the range of down 2% to flat and earnings per diluted share in the range of $.54 to $.57 versus $.56 last year. After adjusting our original 2015 guidance for first quarter actual results, our estimate of earnings per diluted share for the full year is now a range of $2.10 to $2.23 versus $2.15 last year.”

Gross margin increased 50 basis points to 42.3% of sales primarily due to higher merchandise contribution in the quarter. SG&A expenses as a percent of sales increased 50 basis points to 24.4%

during the quarter primarily due to increased store expenses which were partially offset by lower incentive compensation. The effective tax rate decreased 250 basis points to 35.2% versus the prior year at 37.7% due to a favorable tax adjustment in the quarter. The Company ended the quarter with cash and short-term investments of $276.2 million.

During the first quarter, the Company opened eight stores and closed two stores. As of May 2, 2015, the Company operated 1,352 stores in 32 states, compared to 1,324 stores in 32 states as of May 3, 2014.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.

The Company’s Cato stores offer

exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day. Select Versona merchandise can also be found at www.shopversona.com. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED MAY 2, 2015 AND MAY 3, 2014

(Dollars in thousands, except per share data)

		Quarter Ended
	May 2,	%	May 3,	%
	2015	Sales	2014	Sales
REVENUES
Retail sales	$281,575	100.0%	$282,462	100.0%
Other income (principally finance,
late fees and layaway charges)	2,324	0.8%	2,270	0.8%
Total revenues	283,899	100.8%	284,732	100.8%
GROSS MARGIN (Memo)	119,055	42.3%	118,099	41.8%
COSTS AND EXPENSES, NET
Cost of goods sold	162,520	57.7%	164,363	58.2%
Selling, general and administrative	68,584	24.4%	67,487	23.9%
Depreciation	5,374	1.9%	5,452	1.9%
Interest and other income	(568)	-0.2%	(742)	-0.3%
Cost and expenses, net	235,910	83.8%	236,560	83.7%

Income Before Income Taxes	47,989	17.0%	48,172	17.0%
Income Tax Expense	16,906	6.0%	18,166	6.4%
Net Income	$31,083	11.0%	$30,006	10.6%

Basic Earnings Per Share	$1.11		$1.04
Diluted Earnings Per Share	$1.11		$1.04

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 2,	May 3,	January 31,
	2015	2014	2015
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$94,294	$79,468	$93,946
Short-term investments	177,471	159,286	162,185
Restricted cash	4,474	4,699	4,479
Accounts receivable - net	38,315	41,036	41,023
Merchandise inventories	133,862	129,652	137,549
Other current assets	17,876	15,274	15,269
Total Current Assets	466,292	429,415	454,451
Property and equipment – net	133,481	142,989	135,181
Noncurrent Deferred Income
Taxes	4,567	1,375	3,363
Other assets	17,894	9,458	15,283
TOTAL	$622,234	$583,237	$608,278
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:	$185,069	$179,562	$193,901
Noncurrent Liabilities	34,172	30,170	34,179
Stockholders' Equity	402,993	373,505	380,198
TOTAL	$622,234	$583,237	$608,278